Exhibit (d)(xxvii)

AMENDMENT TO SUBADVISORY AGREEMENT

This AMENDMENT TO SUBADVISORY AGREEMENT is dated as of August 4, 2008, by and among AIG SUNAMERICA ASSET MANAGEMENT CORP., a Delaware Corporation (the “Adviser”) and MUNDER CAPITAL MANAGEMENT, organized under the laws of Delaware (the “Subadviser”).

WITNESSETH:

WHEREAS, the Adviser and the Subadviser are parties to a Subadvisory Agreement dated December 29, 2006, as amended, pursuant to which the Subadviser furnishes investment advisory services to certain series of SunAmerica Focused Series, Inc. (the “Fund”) as listed on Schedule A of the Subadvisory Agreement;

WHEREAS, the parties desire to further amend the Subadvisory Agreement to reflect that the Subadviser will in certain cases, provide investment advisory services with respect to all of the assets of a series and to clarify the subadviser’s compliance responsibilities in connection therewith; and

WHEREAS, the Board of Directors of the Fund, has approved this Amendment to the Subadvisory Agreement and it not required to be approved by the shareholders of the series.

NOW, THEREFORE, it is hereby agreed between the parties hereto as follows:

1.	The second sentence in the first paragraph of section 1(a) of the Subadvisory Agreement shall be replaced with the following:

“Pursuant to this Subadvisory Agreement and subject to the oversight and review of the Adviser, the Subadviser will manage the investment and reinvestment of each Portfolio, or portion of each Portfolio as allocated to it, as listed on Schedule A attached hereto.”

2.	The first two sentences in the third paragraph of section 1(a) shall be replaced with the following:

“The Subadviser represents and warrants to the Adviser that it will manage each Portfolio, or portion of each Portfolio’s assets allocated to it, as listed on Schedule A hereto, in compliance with all applicable federal and state laws governing its operations and investments. Without limiting the foregoing and subject to Section 11 (c) hereof, the Subadviser represents and warrants (1) that the Subadviser’s management of all or portion of the assets of a

Portfolio, as the case may be, will be designed to achieve qualification by each Portfolio to be treated as a “regulated investment company” under subchapter M, chapter 1 of the Internal Revenue Code of 1986, as amended (the “Code”), and (2) compliance with (a) the provisions of the Act and rules adopted thereunder that relate to the investment of Portfolio assets, including depositing those assets in custody with institutions designated by the Corporation to the extent the Subadviser has the authority over such assets; and (b) federal and state securities and commodities laws applicable to Subadviser’s portfolio management responsibilities; provided that for purposes of Section 17(a), (d) and (e) of the Act, the Subadviser shall effect compliance only in relation to its own affiliates and to affiliated persons identified to it by the Adviser.”

3.	The second sentence of section 11(c) shall be replaced with the following:

“The Adviser and Subadviser each agree that the Subadviser shall manage the Portfolio, or portion of the Portfolio allocated to it as the case may be, as if it was a separate operating portfolio and shall comply with subsections (a) and (b) of Section 1 of this Subadvisory Agreement (including, but not limited to, the investment objectives, policies and restrictions applicable to a Portfolio and qualifications of a Portfolio as a regulated investment company under the Code) only with respect to the Portfolio or portion of the Portfolio assets allocated to Subadviser.”

4.	This Amendment to the Subadvisory Agreement is effective as of August 4, 2008.

5.	The Subadvisory Agreement, as expressly amended hereto, shall continue in full force and effect.

IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Agreement as of the date first above written.

AIG SUNAMERICA ASSET MANAGEMENT CORP.

By:
Name:	Peter A. Harbeck
Title:	President & CEO

MUNDER CAPITAL MANAGEMENT

By:
Name:
Title:

SCHEDULE A